EXHIBIT 99.01

Houghton Mifflin Company Announces Results

for the Third Quarter 2003

BOSTON— November 14, 2003—Houghton Mifflin Company today reported results for the third quarter 2003.

“I am delighted to return to Houghton Mifflin, where I spent a significant part of my early career,” said Tony Lucki, president and chief executive officer. “I have always held a deep respect for the Company’s fine people and products and I see great potential to work together to build a stronger company.”

“Third quarter results were in line with our expectations and put the Company in position to meet its goals for 2003,” Lucki added. “We will continue to review our cost structure and manage the business in line with our strategic goals. We plan to capitalize on our strong brand and leadership positions with new initiatives and new product development bringing greater value to our customers and generating new revenue sources.”

Results for Third Quarter 2003

The Company’s net sales for the quarter ended September 30, 2003 were $558.3 million essentially flat with the third quarter 2002 net sales of $559.0 million.

K-12 Publishing segment sales increased 1%, to $390.3 million in the third quarter of 2003 from $388.1 million in the same period in 2002. The segment has benefited from higher testing sales due to continued strong performance of the testing division.

The College Publishing segment’s net sales increased 8% to $115.2 million in the third quarter of 2003 from $107.0 million in the same period in 2002. The increase is mainly due to growth in market share and the success of new textbook titles.

The Trade and Reference Publishing segment’s net sales decreased 20%, to $38.0 million in the third quarter of 2003 from $47.5 million in the same period in 2002. The anticipated decline in Tolkien sales continues to affect year over year comparability as interest in the Lord of the Rings movie trilogy resulted in increased book sales in 2002. The decrease was partially offset by Kingfisher Publications, Ltd., which was acquired on December 30, 2002 and contributed $5.2 million of net sales.

The Other segment’s sales decreased 10%, to $14.7 million in the third quarter of 2003 from $16.4 million in the same period in 2002. The decrease was due to lower Promissor revenues.

Houghton Mifflin’s third quarter operating income was $179.3 million compared to an operating loss of $602.5 million in the third quarter of 2002. Included in the 2002 operating loss was a $775 million impairment charge related to the sale of Houghton Mifflin by Vivendi Universal S.A. on December 30, 2002. Excluding goodwill impairment, operating income increased $6.8 million, or 4% compared to the third quarter of 2002. The increase was mainly due to lower pre-publication and publishing rights amortization of $8.6 million. Included in the 2003 operating income were the costs of retention agreements of $2.9 million with key employees and higher inventory step-up amortization of $1.5 million. The third quarter 2002 operating results included retention costs of $1.0 million and severance costs of $2.0 million.

Income from continuing operations for the third quarter of 2003 was $95.1 million compared to a loss from continuing operations of $681.7 million in the same period in 2002. The difference was mainly due to the asset impairment charge of $775 million taken in the third quarter of 2002. Excluding the asset impairment charge, income from continuing operations was $93.3 million in the third quarter of 2002. Effective July 1, 2003, the Company adopted EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which decreased income from continuing operations by $4.2 million for the quarter ended September 30, 2003.

EBITDA, earnings from continuing operations before interest, taxes, depreciation and amortization, and goodwill impairment charge was $230.0 million in the third quarter of 2003, essentially flat with the third quarter 2002 EBITDA of $230.8 million.

Year to Date 2003

For the nine months ended September 30, 2003 sales rose 6% to $1,052.4 million from $993.3 million for the same period last year. The K-12 Publishing segment’s net sales were $740.2 million compared to $674.5 million for the first nine months of 2002, a 10% increase.

The College Publishing segment had net sales for the nine months ended September 30, 2003 of $169.1 million, an increase of 7% over the $158.0 million reported in the same period in 2002. The Trade and Reference Publishing segment’s net sales for the nine-month period were $95.2 million, a 14% decrease over the $110.7 million for the same period last year. The Other segment’s net sales for the nine-month period were $47.9 million, a 5% decrease from the same period last year.

Operating income for the nine months ended September 30, 2003 was $113.1 million compared to an operating loss of $660.4 million for same period in 2002. The difference was mainly due to the asset impairment charge of $775 million taken in the third quarter of 2002. Excluding the asset impairment charge, income from continuing operations was $114.6 million in the first nine months of 2002. Included in 2003 operating income were the costs of retention agreements of $22.9 million with key employees, severance costs of $3.2 million and inventory step-up amortization of $10.0 million. The operating results for the first nine months of 2002 included retention costs of $2.6 million, inventory step-up amortization of $4.4 million, and severance costs of $2.0 million.

The loss from continuing operations for the nine months ended September 30, 2003 was $13.2 million compared to a loss of $727.3 million for the same period last year. The higher loss in 2002 was mainly due to the asset impairment charge of $775 million. Excluding the asset impairment charge, income from continuing operations was $47.7 million for the first nine months of 2002. The lower results in 2003 were mainly due to a $48.4 million debt extinguishment charge and higher interest expense from the acquisition-related financing. Effective July 1, 2003, the Company adopted EITF 00-21, which decreased income from continuing operations by $4.2 million for the nine months ended September 30, 2003.

EBITDA for the nine months ended September 30, 2003 was $257.6 million, essentially flat with the $257.0 million reported in the same period last year as higher sales were offset by higher fringe benefit costs, retention costs, stand-alone costs, and CEO severance payments.

Cash flow from continuing operations decreased $106.8 million for the first nine months of 2003, to $29.1 million from $135.9 million for the same period in 2002. The decrease was mainly due to increased interest paid in 2003, higher retention payments, and an income tax refund received in 2002.

Capital expenditures for the first nine months of 2003 were $93.6 million compared to $99.4 million in the same period in 2002. The decrease was mainly due to higher capital spending in 2002 related to developing in-house scoring capabilities.

Due to the seasonal nature of our business, with approximately 50% of net sales realized in the third quarter, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. Due to this seasonality, higher interest payments resulting from the refinancing of our debt, higher retention payments, and the tax refund in 2002, operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was a negative $64.5 million for the first nine months of 2003 compared to a positive $36.5 million for the first nine months of 2002.

Textbook purchasing patterns are seasonal, with most educational publishing revenues being generated in the second and third quarters of the year. Textbook publishers tend to incur operating losses in the first and fourth quarters of the year, and first quarter losses are reflected in results for the first nine months.

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments, and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and non-fiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The Company’s website can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect Houghton Mifflin’s current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements.

Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, criterion-referenced testing, and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas, and Florida, and our share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly-published titles and new electronic products; (x) the ability of Riverside and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a continued weak economy on sales of K-12, college and general interest publications; (xv) the risk that our well-known authors will depart and write for our competitors; and (xvi) the effect of changes in accounting, regulatory, and/or tax policies and practices.

Summary Historical Consolidated Financial and Other Data

(See Notes to Summary and Other Financial Data)

Unaudited

	Predecessor Basis	Successor Basis	Predecessor Basis	Successor Basis
	Three Months Ended,		Nine Months Ended,
	September 30, 2002	September 30, 2003	September 30, 2002	September 30, 2003
	(dollars in thousands)
Statement of Operations Data:
Net sales by segment:
K-12 Publishing	$388,055	$390,345	$674,534	$740,240
College Publishing	107,006	115,166	157,962	169,055
Trade and Reference Publishing	47,517	38,020	110,654	95,216
Other	16,417	14,745	50,169	47,905

	558,995	558,276	993,319	1,052,416

Cost of sales excluding pre-publication and publishing rights amortization	185,819	182,934	379,129	403,474
Pre-publication and publishing rights amortization	50,436	41,871	120,778	119,794

Cost of sales	236,255	224,805	499,907	523,268
Selling and administrative expenses	149,849	153,886	377,644	415,267
Intangible asset amortization	392	250	1,175	748
Goodwill impairment charge (a)	775,000	—	775,000	—

Operating income (loss)	(602,501)	179,335	(660,407)	113,133
Net interest expense	(11,561)	(28,911)	(32,145)	(85,515)
Debt extinguishment costs (b)	—	—	—	(48,427)
Other income (expense)	1	(12)	1	6

Income (loss) from continuing operations before income taxes	(614,061)	150,412	(692,551)	(20,803)
Income tax provision (benefit)	67,679	55,351	34,763	(7,649)

Income (loss) from continuing operations	($681,740)	95,061	(727,314)	(13,154)
Discontinued operations	(31,827)	—	(30,252)	(1,221)

Net income (loss)	($713,567)	$95,061	($757,566)	($14,375)

Other Operating Data:
Reconciliation of income (loss) from continuing operations to EBITDA:
Income (loss) from continuing operations	($681,740)	$95,061	($727,314)	($13,154)
Depreciation and amortization	58,254	50,710	142,449	144,435
Interest expense	11,561	28,911	32,145	85,515
Income tax provision (benefit)	67,679	55,351	34,763	(7,649)
Goodwill impairment charge	775,000	—	775,000	—
Debt extinguishment costs	—	—	—	48,427

EBITDA (d)	$230,754	$230,033	$257,043	$257,574

Reconciliation of cash flow from continuing operations to operating free cash flow to:
Cash flow from continuing operations	$222,421	$151,149	$135,884	$29,105
Capital expenditures – excluding pre-publication costs	(8,280)	(5,804)	(29,061)	(17,993)
Capital expenditures – pre-publication costs (c)	(29,389)	(19,171)	(70,315)	(75,589)

Operating free cash flow (d)	$184,752	$126,174	$36,508	($64,477)

Other Balance Sheet Information:

As of September 30, 2003 (dollars in thousands)
Cash and cash equivalents	$81,560
Short-term borrowings	$0
Long-term debt	$(1,134, 943)

Notes to Summary and Other Financial Data:

On December 30, 2002, HM Holdings, Inc. acquired 100% of our common stock. Consequently, our financial statements for the quarter ended and the nine months ended September 30, 2003, presented as the “Successor Basis”, reflect the application purchase accounting effective December 30, 2002. Such periods are not comparable to the quarter ended and nine months ended September 30, 2002 primarily due to the application of purchase accounting applied when the company was acquired by an indirect subsidiary of Vivendi Universal S.A. on July 7, 2001. This information is presented on a “Predecessor Basis.”

On September 12, 2003, HM Publishing Corp., a wholly owned subsidiary of HM Holdings, was incorporated. HM Holdings contributed its 100% equity in the Company to HM Publishing Corp. on September 17, 2003. HM Publishing Corp. has no other assets. On October 3, 2003, HM Publishing Corp. sold 11 ½% Senior Discount Notes due on October 15, 2013, generating gross proceeds of $150.9 million, in a private placement. The Senior Discount Notes will not pay cash interest until October 15, 2008. Although HM Publishing Corp.’s operations are conducted through the Company, the Company is not obligated to make funds available to HM Publishing Corp. for payment on the Senior Discount Notes. In addition, the terms of certain of the indentures governing the existing notes of Houghton Mifflin significantly restrict the Company from paying dividends, making distributions and otherwise transferring assets to HM Publishing Corp.

(a)	Reflects the non-cash effect of goodwill impairment write-down as of September 30, 2002, resulting from the reduction of fair market value. The charge is derived for the difference in the sales price versus the price Vivendi Universal S.A. paid for the company.

(b)	The debt extinguishment costs of $48.4 million represent the charge to repurchase our 2004 senior notes of $2.3 million, the 2006 senior notes of $16.7 million, and the senior subordinated bridge notes and term loan of $29.4 million.

(c)	Pre-publication expenditures, formerly known as bookplate, are costs incurred after the completion of a final manuscript. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis.

(d)	EBITDA and operating free cash flow are included as both a measure of our ability to generate cash as well as our ability to meet debt service requirements. We do not intend for EBITDA or operating free cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP) and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.